Exhibit 99.1

Hydrofarm Holdings Group Announces Third Quarter 2022 Results
Company Reiterates Full Year 2022 Outlook

Shoemakersville, PA, — November 9, 2022 — Hydrofarm Holdings Group, Inc. (“Hydrofarm” or the “Company”) (Nasdaq: HYFM), a leading independent manufacturer and distributor of branded hydroponics equipment and supplies for controlled environment agriculture (“CEA”), today announced financial results for its third quarter ended September 30, 2022.

Third Quarter 2022 Highlights vs. Prior Year Period:
•Net sales decreased to $74.2 million compared to $123.8 million.
•Gross Profit decreased to $5.9 million compared to $30.0 million. Adjusted Gross Profit(1)(2) was $7.8 million compared to $33.0 million.
•Net loss was $(23.5) million, or $(0.52) per diluted share, compared to net income of $17.3 million, or $0.37 per diluted share. Net loss in the third quarter of 2022 included $5.5 million in inventory and accounts receivable reserves and related charges due primarily to challenging industry conditions. Adjusted Net Loss(1)(2) was $(15.0) million, or $(0.33) per diluted share, compared to Adjusted Net Income(1)(2) of $31.8 million, or $0.69 per diluted share.
•The $5.5 million of inventory and accounts receivable reserves and related charges recorded during the third quarter were not treated as an adjustment. Adjusted EBITDA(1)(2) decreased to $(9.0) million compared to $16.1 million in the prior year period.
•Generated net cash from operating activities of $8.2 million and positive Free Cash Flow(1) of $5.6 million.

Reaffirming Full Year 2022 Outlook:
•Net sales of approximately $330 million to $347 million.
•Adjusted EBITDA(1)(3) of approximately $(25) million to $(16) million, which reflects $19 million of inventory and accounts receivable reserves and related charges recorded during the nine months year-to-date.

(1) Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Net (Loss) Income, Adjusted EPS, Adjusted SG&A, Adjusted SG&A as a percent of net sales, Adjusted EBITDA, and Free Cash Flow are non-GAAP measures. For reconciliations of GAAP to non-GAAP measures see the “Reconciliation of Non-GAAP Measures” accompanying the release.
(2) The $5.5 million of inventory related charges and accounts receivable allowances negatively impacted Net Loss, Adjusted Net (Loss) Income, EPS, Adjusted EPS, and Adjusted EBITDA. Of the $5.5 million, $4.4 million negatively impacted Gross Profit and Adjusted Gross Profit, and $1.1 million negatively impacted SG&A and Adjusted SG&A as it related to higher accounts receivable allowances.
(3) With respect to projected fiscal year 2022 Adjusted EBITDA, a quantitative reconciliation to Net Loss is not available without unreasonable effort due to the variability, complexity and low visibility with respect to certain items, including, but not limited to, impairment, certain potential future acquisition expenses, and the potential tax implications of these estimated expenses, all of which are excluded from Adjusted EBITDA. The Company expects the variability of these items to have a potentially unpredictable, and potentially significant, impact on its future GAAP financial results.

Bill Toler, Chairman and Chief Executive Officer of Hydrofarm, said, “While our third quarter results were below last year due to the persistent and well acknowledged industry recession, our underlying performance was generally in-line with our internal expectations. Moreover, our strong cash flow from operating activities exceeded our expectations as we generated positive Free Cash Flow(1) for the second quarter in a row. Together, these results demonstrate our ability to navigate the challenging operating environment while the broader industry finds its way through supply/demand imbalances, and as such, we are reaffirming our full year 2022 outlook ranges for net sales and Adjusted EBITDA."

Toler added, "Despite a COVID overhang and uneven state legislative rollouts, we continue to see overall volume increases through dispensaries according to Headset data and we believe we have reasons to remain confident in the long-term health of our business. The combination of our consumable-driven portfolio, as well as a more diverse customer and geographic base of our peat and IGE sales as a result of our 2021 acquisitions, have provided us with a more tempered organic sales decline compared to industry peers. Moreover, our strong balance sheet, disciplined approach to working capital and cost saving actions through the year should allow us to take advantage of market share opportunities as the industry rebounds and further consolidates."

Third Quarter 2022 Financial Results
Net sales in the third quarter of 2022 decreased to $74.2 million compared to $123.8 million in the third quarter of 2021, driven by a 42.6% decrease in volume of products sold, partially offset by a 2.7% increase in price and mix of products sold, and a 0.2% decline from unfavorable foreign exchange rates. The decrease in product volumes was primarily related to an agricultural oversupply.

Gross profit decreased to $5.9 million, or 7.9% of sales, during the third quarter of 2022 compared to $30.0 million, or 24.2% of sales in the prior year. Adjusted Gross Profit(1)(2) was $7.8 million or 10.5% of net sales, compared to $33.0 million or 26.6% in the third quarter of 2021. Adjusted gross profit margin(1)(2) was negatively impacted by the $4.4 million inventory reserves and related charges. We also experienced higher freight and labor costs as a percentage of net sales, partially offset by pricing actions and a higher proportion of proprietary brand sales.

Selling, general and administrative (“SG&A”) expense was $26.2 million in the third quarter of 2022, or 35.3% of net sales, compared to $32.4 million in the third quarter of 2021, or 26.2% of net sales. The decrease in SG&A expense was primarily related to an $8.2 million reduction in acquisition expenses, partially offset by higher depreciation, depletion and amortization expenses of $3.1 million. Adjusted SG&A(1)(2) decreased to $16.8 million or 22.7% of net sales in the third quarter of 2022, compared to $16.9 million or 13.6% of net sales in the prior year period. The year-over-year change in Adjusted SG&A(1)(2) primarily relates to a decrease in marketing expenses, partially offset by an increase in insurance expense. Notably, Adjusted SG&A(1)(2) in the third quarter of 2022 was also negatively impacted by higher than anticipated accounts receivable reserves.

Net loss was $(23.5) million, $(0.52) per diluted share, or (31.7)% of net sales, in the third quarter of 2022, compared to a net income of $17.3 million, or $0.37 per diluted share, or 13.9% of net sales, in the third quarter of 2021. Net loss for the third quarter of 2022 included $5.5 million of inventory and accounts receivable reserves and related charges. Adjusted Net Loss(1)(2) was $(15.0) million, or $(0.33) per diluted share, in the third quarter of 2022, compared to Adjusted Net Income(1)(2) of $31.8 million, or $0.69 per diluted share, in the third quarter of 2021.

Adjusted EBITDA(1)(2) was $(9.0) million, or (12.2)% of net sales, for the third quarter of 2022, compared to $16.1 million, or 13.0% of net sales, in the third quarter of 2021. The decrease in Adjusted EBITDA(1)(2) was primarily related to lower net sales, lower adjusted gross profit margin, and $5.5 million of inventory and accounts receivable reserves and related charges.

Balance Sheet and Liquidity
As of September 30, 2022, the Company had $16.5 million in cash and an aggregate principal amount of debt outstanding of $126.3 million which consisted of approximately $124.1 million in principal balance on its Term Loan and approximately $2.2 million in finance leases and other debt. The Company maintained a zero balance on its revolving credit facility across the quarter and at quarter end had approximately $62 million of undrawn available borrowing capacity. During the third quarter, the Company paid $15.3 million in contingent consideration payments relating to an earn-out on the 2021 Aurora acquisition, and as a result, the Company has no further contingent payments due for any of its 2021 acquisitions. The Company generated net cash from operating activities of $8.2 million and $15.5 million, respectively, and positive Free Cash Flow(1) of $5.6 million and $8.4 million, respectively, in the three and nine months ended September 30, 2022, largely from cost-saving actions described in prior periods and continued favorable working capital management. The Company was in compliance with all debt covenants as of September 30, 2022.

Full Year 2022 Outlook
The Company is reiterating its full year 2022 outlook:

•Net sales of approximately $330 million to $347 million, which assumes that similar sales levels in recent months continue over the remaining months in the fiscal year, combined with some further reduction due to holiday shortened months in the fourth quarter.
•Adjusted EBITDA(1) of $(25) million to $(16) million, which assumes no further material increase in the $19 million of inventory and accounts receivable reserves and related charges recorded during the nine months year-to-date.

The Company’s 2022 outlook includes the following updated assumptions:

•Capital expenditures of approximately $8 million to $9 million; and
•An estimated tax expense between $0 and $2 million for the full year, excluding the large discrete tax benefit of approximately $12 million recognized in the nine months ended September 30, 2022.

With respect to projected fiscal year 2022 Adjusted EBITDA, a quantitative reconciliation to Net Loss is not available without unreasonable effort due to the variability, complexity and low visibility with respect to certain items, including, but not limited to, impairment, certain potential future acquisition expenses, and the potential tax implications of these estimated expenses, all of which are excluded from Adjusted EBITDA. The Company expects the variability of these items to have a potentially unpredictable, and potentially significant, impact on its future GAAP financial results.

Conference Call
The Company will host a conference call to discuss financial results for the third quarter 2022 today at 4:30 p.m. Eastern Time. Bill Toler, Chairman and Chief Executive Officer, and John Lindeman, Chief Financial Officer, will host the call.

The conference call can be accessed live over the phone by dialing 201-389-0879. A replay will be available after the call until Wednesday, November 16, 2022 and can be accessed by dialing 412-317-6671. The passcode is 13733341. The conference call will also be webcast live and archived on the corporate website at www.hydrofarm.com, under the “Investors” section.

About Hydrofarm
Hydrofarm is a leading independent manufacturer and distributor of branded hydroponics equipment and supplies for controlled environment agriculture, including grow lights, climate control solutions, growing media and nutrients, as well as a broad portfolio of innovative and proprietary branded products. For over 40 years, Hydrofarm has helped growers make growing easier and more productive. The Company’s mission is to empower growers, farmers and cultivators with products that enable greater quality, efficiency, consistency and speed in their grow projects.

Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:

The market in which we operate has been substantially adversely impacted by industry conditions, including oversupply and decreasing prices of the products our end customers sell, which, in turn, has materially adversely impacted our sales and other results of operations and which may continue to do so in the future; If industry conditions worsen or are sustained for a lengthy period, we could be forced to take additional impairment charges and/or inventory and accounts receivable reserves, which could be substantial, and, ultimately, we may face liquidity challenges; Although equity financing may be available, the current stock prices are at depressed levels and any such financing would be dilutive. The ongoing COVID-19 pandemic could have a material adverse effect on the Company’s business, results of operation, financial condition and/or cash flows; Interruptions in the Company's supply chain, whether due to COVID-19 or otherwise could adversely impact expected sales growth and operations; The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues; Certain of the Company’s products may be purchased for use in new or emerging industries or segments, including the cannabis industry, and/or be subject to varying, inconsistent, and rapidly changing laws, regulations, administrative and enforcement approaches, and consumer perceptions and, among other things, such laws, regulations, approaches and perceptions may adversely impact the market for the Company’s products; The market for the Company’s products has been impacted by conditions impacting its customers, including related crop prices and other factors impacting growers; Compliance with environmental and other public health regulations or changes in such regulations or regulatory enforcement priorities could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products; Damage to the Company’s reputation or the reputation of its products or products it markets on behalf of third parties could have an adverse effect on its business; If the Company is unable to effectively execute its e-commerce business, its reputation and operating results may be harmed; The Company’s operations may be impaired if its information technology systems fail to perform adequately or if it is the subject of a data breach or cyber-attack; The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business; Acquisitions, other strategic alliances and investments could result in operating and integration difficulties, dilution and other harmful consequences that may adversely impact the Company’s business and results of operations. Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s annual, quarterly and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

Contacts:
Investor Contact
Fitzhugh Taylor / ICR
ir@hydrofarm.com

Hydrofarm Holdings Group, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Net sales	$74,155	$123,822	$283,040	$369,011
Cost of goods sold	68,291	93,833	253,231	286,209
Gross profit	5,864	29,989	29,809	82,802
Operating expenses:
Selling, general and administrative	26,186	32,395	92,407	76,495
Impairments	—	—	192,328	—
(Loss) income from operations	(20,322)	(2,406)	(254,926)	6,307
Interest expense	(3,073)	(132)	(7,863)	(276)
Loss on debt extinguishment	—	—	—	(680)
Other income (expense), net	615	(41)	971	86
(Loss) income before tax	(22,780)	(2,579)	(261,818)	5,437
Income tax (expense) benefit	(759)	19,844	11,671	19,025
Net (loss) income	$(23,539)	$17,265	$(250,147)	$24,462

Net (loss) income per share:
Basic	$(0.52)	$0.39	$(5.57)	$0.64
Diluted	$(0.52)	$0.37	$(5.57)	$0.58
Weighted-average shares of common stock outstanding:
Basic	45,089,286	43,760,975	44,907,355	38,497,925
Diluted	45,089,286	46,288,075	44,907,355	42,494,624

Hydrofarm Holdings Group, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per share amounts)

	September 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$16,493	$26,607
Restricted cash	—	1,777
Accounts receivable, net	23,800	41,484
Inventories	137,035	189,134
Note receivable	475	622
Prepaid expenses and other current assets	8,852	9,760
Total current assets	186,655	269,384
Property, plant and equipment, net	51,224	50,473
Operating lease right-of-use assets	49,251	45,245
Goodwill	—	204,868
Intangible assets, net	306,168	314,819
Other assets	3,976	6,453
Total assets	$597,274	$891,242
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$19,044	$26,685
Accrued expenses and other current liabilities	12,505	33,996
Deferred revenue	7,066	18,273
Current portion of lease liabilities	8,009	7,198
Current portion of long-term debt	2,101	2,263
Total current liabilities	48,725	88,415
Long-term lease liabilities	42,710	38,595
Long-term debt	118,807	119,517
Deferred tax liabilities	—	5,631
Other long-term liabilities	4,527	3,904
Total liabilities	214,769	256,062
Commitments and contingencies
Stockholders’ equity
Common stock ($0.0001 par value; 300,000,000 shares authorized; 45,125,768 and 44,618,357 shares issued and outstanding at September 30, 2022, and December 31, 2021, respectively)	5	4
Additional paid-in capital	781,430	777,074
Accumulated other comprehensive loss	(8,267)	(1,382)
Accumulated deficit	(390,663)	(140,516)
Total stockholders’ equity	382,505	635,180
Total liabilities and stockholders’ equity	$597,274	$891,242

Hydrofarm Holdings Group, Inc.
RECONCILIATION OF NON-GAAP MEASURES
(In thousands, except share and per share amounts)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Reconciliation of Adjusted Gross Profit:
Gross Profit (GAAP)	$5,864	$29,989	$29,809	$82,802
Depreciation, depletion and amortization	1,747	1,293	4,609	1,738
Severance and other[3]	60	—	238	—
Acquisition expenses[4]	125	1,684	4,492	2,034
Adjusted Gross Profit (Non-GAAP)	$7,796	$32,966	$39,148	$86,574

As a percent of net sales:
Gross Profit Margin (GAAP)	7.9%	24.2%	10.5%	22.4%
Adjusted Gross Profit Margin (Non-GAAP)	10.5%	26.6%	13.8%	23.5%
Gross Profit (GAAP) and Adjusted Gross Profit (Non-GAAP) for the three and nine months ended September 30, 2022 were negatively impacted by $4.4 million and $17.8 million, respectively, of inventory related charges.

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Reconciliation of Adjusted SG&A:
SG&A (GAAP)	$26,186	$32,395	$92,407	$76,495
Distribution center exit costs and other[1]	37	328	1,412	328
Depreciation, depletion and amortization	6,692	3,567	28,606	6,900
Severance and other[3]	193	246	986	262
Acquisition expenses[4]	742	8,905	2,610	18,780
Stock-based compensation[5]	1,678	1,347	6,834	3,863
Investor warrant solicitation fees[6]	—	1,105	—	1,949
Adjusted SG&A (Non-GAAP)	$16,844	$16,897	$51,959	$44,413

As a percent of net sales:
SG&A (GAAP)	35.3%	26.2%	32.6%	20.7%
Adjusted SG&A (Non-GAAP)	22.7%	13.6%	18.4%	12.0%
SG&A (GAAP) and Adjusted SG&A (Non-GAAP) for the three and nine months ended September 30, 2022 were negatively impacted by $1.1 million of accounts receivable allowances.

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Reconciliation of Adjusted EBITDA:
Net (loss) income (GAAP)	$(23,539)	$17,265	$(250,147)	$24,462
Interest expense	3,073	132	7,863	276
Income tax expense (benefit)	759	(19,844)	(11,671)	(19,025)
Distribution center exit costs and other[1]	37	328	1,412	328
Depreciation, depletion and amortization	8,439	4,860	33,215	8,638
Impairments[2]	—	—	192,328	—
Severance and other[3]	253	246	1,224	262
Acquisition expenses[4]	867	10,589	7,102	20,814
Stock-based compensation[5]	1,678	1,347	6,834	3,863
Investor warrant solicitation fees[6]	—	1,105	—	1,949
Other (income) expense, net[11]	(615)	41	(971)	(86)
Loss on debt extinguishment[10]	—	—	—	680
Adjusted EBITDA (Non-GAAP)	$(9,048)	$16,069	$(12,811)	$42,161

As a percent of net sales:
Net (loss) income (GAAP)	(31.7)%	13.9%	(88.4)%	6.6%
Adjusted EBITDA (Non-GAAP)	(12.2)%	13.0%	(4.5)%	11.4%
Net Loss (GAAP) and Adjusted EBITDA (Non-GAAP) for the three and nine months ended September 30, 2022 were negatively impacted by $5.5 million and $18.9 million, respectively, of inventory related charges and accounts receivable allowances.

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Reconciliation of Adjusted Net (loss) income:
Net (loss) income (GAAP)	$(23,539)	$17,265	$(250,147)	$24,462
Distribution center exit costs and other[1]	37	328	1,412	328
Impairments[2]	—	—	192,328	—
Severance and other[3]	253	246	1,224	262
Acquisition expenses[4]	867	10,589	7,102	20,814
Stock-based compensation[5]	1,678	1,347	6,834	3,863
Investor warrant solicitation fees[6]	—	1,105	—	1,949
Loss on debt extinguishment[10]	—	—	—	680
Depreciation, depletion and amortization[7]	6,994	3,136	28,371	3,751
Income tax effect of adjustments[8] and discrete tax benefits[9]	(1,278)	(2,178)	(17,901)	(4,114)
Adjusted Net (loss) income (Non-GAAP)	$(14,988)	$31,838	$(30,777)	$51,995

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Reconciliation of Adjusted EPS:
Net (loss) income per share ("EPS") - Diluted (GAAP):	$(0.52)	$0.37	$(5.57)	$0.58
Impact of adjustments to Net (loss) income (above)	0.19	0.32	4.88	0.64
Adjusted EPS or Net (loss) income per share - Diluted (Non-GAAP):	$(0.33)	$0.69	$(0.69)	$1.22

Diluted weighted-average shares outstanding:	45,089,286	46,288,075	44,907,355	42,494,624

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Reconciliation of Free Cash Flow:
Net cash from (used in) operating activities (GAAP):	$8,222	$(17,009)	$15,490	$(17,510)
Purchases of Property, Plant and Equipment (GAAP)	(2,591)	(2,378)	(7,113)	(3,069)
Free Cash Flow (non-GAAP):	$5,631	$(19,387)	$8,377	$(20,579)
Notes to GAAP to Non-GAAP reconciliations presented above (Adjusted Gross Profit, Adjusted SG&A, Adjusted EBITDA, Adjusted Net (loss) income, Adjusted Net (loss) income per share - Diluted, and Free Cash Flow):
1.For the 2022 and 2021 periods presented, this relates to costs incurred to exit and relocate distribution centers in California and Pennsylvania including lease exit costs, transportation, and labor related costs.

2.The Company completed its goodwill impairment testing and recorded an impairment charge of $189.6 million during the nine months ended September 30, 2022, due to market softness in demand in the U.S. and Canada. Additionally, during the nine months ended September 30, 2022, the Company recorded an impairment primarily related to a $2.6 million charge associated with a note receivable that originated in 2019 associated with a third party independent processor serving the CBD market.

3.Severance and other primarily consists of severance costs incurred during the three and nine months ended September 30, 2022 related to workforce reductions to optimize our cost structure. Severance and other primarily consists of costs related to an aborted convertible loan transaction during the three and nine months ended September 30, 2021.

4.For the three months ended September 30, 2022, this includes non-cash purchase accounting inventory adjustments for Greenstar of $0.1 million, and the elimination of acquisition and integration consulting, transaction services and legal fees incurred for the completed Heavy 16, House and Garden, Aurora, Greenstar, and Innovative Growers Equipment acquisitions and certain potential acquisitions of $0.8 million. For the nine months ended September 30, 2022 this includes non-cash purchase accounting inventory adjustments for House and Garden, Aurora, Greenstar and Innovative Growers Equipment of $4.5 million, and acquisition and integration consulting, transaction services and legal fees incurred for the completed Heavy 16, House and Garden, Aurora, Greenstar, and Innovative Growers Equipment acquisitions and certain potential acquisitions of $4.2 million, partially offset by the change in fair value of contingent consideration for Aurora of ($1.6 million). For the prior year period, acquisition and integration includes investment banking, consulting, transaction services and legal fees incurred for the completed Heavy 16, House & Garden, Aurora, Greenstar, and Innovative Growers Equipment acquisitions and certain potential acquisitions, including the inventory step up amounts of Heavy 16 and House and Garden of $2.0 million, for the nine months ended September 30, 2021.

5.Includes stock-based compensation expense and related employer payroll taxes on stock-based compensation for the periods presented.

6.Reflects the elimination of investor warrant solicitation fees.

7.Depreciation, depletion and amortization increased significantly over the prior year due primarily to several acquisition related purchase-accounting adjustments impacting the three and nine months ended September 30, 2022. For purposes of computing adjusted net (loss) income for the periods presented, the Company is including only the amortization and depreciation expense amounts relating to 2021 acquisitions for comparability to the prior year.

8.Reflects the income tax effect related to adjustments to net (loss) income at the normalized tax rate of 13%, which reflects an estimated tax rate based on the nature of these adjustments. The impairments recorded during the nine months ended September 30, 2022 are excluded from these income tax effects as income tax benefits are presented discretely.

9.For the nine months ended September 30, 2022, the Company recorded discrete income tax benefits of approximately $12.1 million related to measurement period adjustments associated with 2021 acquisitions and certain tax benefits related to goodwill impairment.

10.For the nine months ended September 30, 2021, loss on debt extinguishment resulted primarily from the write-off of unamortized deferred financing costs associated with the termination of the Encina Credit Facility.

11.Other (income) expense, net relates primarily to foreign currency exchange rate gains and losses and other non-operating income and expenses.

Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the U.S. (“GAAP”). Management believes that certain non-GAAP financial measures provide investors with additional useful information in evaluating our performance and that excluding certain items that may vary substantially in frequency and magnitude period-to-period from net (loss) income provides useful supplemental measures that assist in evaluating our ability to generate earnings and to more readily compare these metrics between past and future periods. These non-GAAP financial measures may be different than similarly titled measures used by other companies.

To supplement our condensed consolidated financial statements which are prepared in accordance with GAAP, we use "Adjusted EBITDA", "Adjusted Gross Profit", "Adjusted SG&A", "Adjusted Net (loss) income", "Adjusted Net (loss) income per diluted share" or "Adjusted EPS", and "Free Cash Flow" which are non-GAAP financial measures. We also present certain of these non-GAAP metrics as a percentage of net sales. Our non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP. There are several limitations related to the use of our non-GAAP financial measures as compared to the closest comparable GAAP measures.

We define Adjusted EBITDA (non-GAAP) as net (loss) income (GAAP) excluding interest expense, income taxes, depreciation, depletion, and amortization, stock-based compensation including employer payroll taxes on stock-based compensation and other non-cash, unusual and/or infrequent costs (i.e., impairment, severance and other expenses, acquisition-related expenses, distribution center exit costs, loss on debt extinguishment, investor warrant solicitation fees, and other income/expense, net), which we do not consider in our evaluation of ongoing operating performance.

We define Adjusted EBITDA (non-GAAP) as a percent of net sales as adjusted EBITDA (as defined above) divided by net sales realized in the respective period.

We define Adjusted Gross Profit (non-GAAP) as gross profit (GAAP) excluding depreciation, depletion, and amortization, and other non-cash, unusual and/or infrequent costs (i.e., severance and other expenses, and acquisition-related expenses), which we do not consider in our evaluation of ongoing operating performance.

We define Adjusted Gross Profit Margin (non-GAAP) as a percent of net sales as adjusted Gross Profit Margin (as defined above) divided by net sales realized in the respective period.

We define Adjusted SG&A (non-GAAP) as SG&A (GAAP) excluding depreciation, depletion, and amortization, and other non-cash, unusual and/or infrequent costs (i.e., impairment, severance and other expenses, acquisition-related expenses, stock-based compensation including employer payroll taxes on stock-based compensation, investor warrant solicitation fees, and distribution center exit costs), which we do not consider in our evaluation of ongoing operating performance.

We define Adjusted SG&A (non-GAAP) as a percent of net sales as Adjusted SG&A (as defined above) divided by net sales realized in the respective period.

We define Adjusted Net (loss) income (non-GAAP) as net (loss) income excluding adjustments to stock-based compensation and employer payroll taxes on stock-based compensation, and certain other non-cash, unusual and/or infrequent costs including those relating to our five acquisitions in 2021 (i.e., Depreciation, depletion and amortization related to acquisitions, impairment, severance and other expenses, acquisition-related expenses, loss on debt extinguishment, investor warrant solicitation fees and distribution center exit costs), which we do not consider in our evaluation of ongoing operating performance, and the income tax impact resulting from the above adjustments to net (loss) income.

We define Adjusted Net (loss) income per share - Diluted (non-GAAP) or Adjusted EPS (non-GAAP) as adjusted net (loss) income as defined above divided by the weighted average diluted shares outstanding.

We define Free Cash Flow (non-GAAP) as Net cash from (used in) operating activities less purchases of property, plant and equipment. We believe this provides additional insight into the Company's ability to generate cash and maintain liquidity. However, Free Cash Flow does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt or other cash flows from financing activities. For the three months ended June 30, 2022, cash flow from operating activities was $17.4 million, less purchases of property, plant, and equipment of approximately $2.0 million, yielded positive Free Cash Flow of $15.4 million.

The Company defines net debt as total debt principal outstanding less cash, cash equivalents and restricted cash.